UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                          Commission File Number: 001-2085


                              BetzDearborn Inc.
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           (Exact name of registrant as specified in its charter)


  4636 Somerton Road, P.O. Box 3002, Trevose, PA 19053-6783    (215) 355-3300
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  (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)


                   Common Stock, par value $.10 per share
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          (Title of each class of securities covered by this Form)


                                    None
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     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  ( )                 Rule 12h-3(b)(1)(i)  (X)
           Rule 12g-4(a)(1)(ii) ( )                 Rule 12h-3(b)(1)(ii) ( )
           Rule 12g-4(a)(2)(i)  ( )                 Rule 12h-3(b)(2)(i)  ( )
           Rule 12g-4(a)(2)(ii) ( )                 Rule 12h-3(b)(2)(ii) ( )
                                                    Rule 15d-6           ( )

      Approximate number of holders of record as of the certification or notice date: None


      Pursuant to the requirements of the Securities Exchange Act of 1934 Coleman Worldwide Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


 Date:  November 5, 1998                 By: /s/ Peter Heinz
                                            ------------------------------
                                            Name:  Peter Heinz
                                            Title: Assistant Vice President